Filed pursuant to Rule 433(d)

Registration Nos. 333-264978 and 333-264978-07

FINAL TERM SHEET, dated June 11, 2024

$1,523,411,000

John Deere Owner Trust 2024-B
Issuing Entity

$388,000,000	Class A-1	5.510% Asset Backed Notes
$270,000,000	Class A-2A	5.42% Asset Backed Notes
$251,850,000	Class A-2B	Benchmark + 0.37% Asset Backed Notes
$521,850,000	Class A-3	5.20% Asset Backed Notes
$91,711,000	Class A-4	5.19% Asset Backed Notes

John Deere Receivables LLC, Seller and Depositor
John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2A Notes(1)	Class A-2B Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$388,000,000	$270,000,000	$251,850,000	$521,850,000	$91,711,000
Per Annum Interest Rate	5.510%	5.42%	Benchmark + 0.37%	5.20%	5.19%
Final Scheduled Payment Date	June 16, 2025	May 17, 2027	May 17, 2027	March 15, 2029	May 15, 2031
Initial Public Offering Price	100.00000%	99.99420%	100.00000%	99.98045%	99.98874%
Ratings (Moody’s/Fitch)	P-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning July 15, 2024 (subject to the business day convention)	Monthly, beginning July 15, 2024 (subject to the business day convention)	Monthly, beginning July 15, 2024 (subject to the business day convention)	Monthly, beginning July 15, 2024 (subject to the business day convention)	Monthly, beginning July 15, 2024 (subject to the business day convention)
Weighted Average Life(2)	0.31	1.15	1.15	2.58	3.58
CUSIP	47786W AA8	47786W AB6	47786W AC4	47786W AD2	47786W AE0

(1) Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section
4975 of the Internal Revenue Code of 1986, as amended.

(2) Pricing speed: 16% CPR (with a 10% clean-up call).

Trade Date: June 11, 2024
Expected Settlement Date: June 18, 2024
Initial Note Value: $1,562,473,742.82 (discount rate: 8.85%)
Initial Overcollateralization Amount: $39,062,743
Initial Reserve Account Deposit: $15,624,737.43
Specified Reserve Account Balance: $15,624,737.43

RBC Capital Markets	BofA Securities	Goldman Sachs & Co. LLC	TD Securities
Citigroup		MUFG

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.

This free writing prospectus does not contain all information that is required to be included in the prospectus.